UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 11, 2008

Scripps Networks Interactive, Inc.

(Exact Name of Registrant as Specified in Charter)

Ohio	1-34004	61-1551890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Walnut Street, Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 824-3200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 11, 2008, Scripps Networks Interactive, Inc. (the “Company”) amended certain executive compensation arrangements with Mr. Kenneth W. Lowe, Chairman of the Board, President and Chief Executive Officer of the Company, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). These amendments generally are technical in nature and affect the timing, but not the amount, of compensation that could be received by Mr. Lowe. The amendments are summarized below:

Employment Agreement

Mr. Lowe’s employment agreement (including the “good reason” definition) has been revised to comply with an exception to Section 409A, so that severance payments are not subject to the six-month delay. The agreement was also revised to clarify the payment dates for certain benefits and reimbursements, as required by Section 409A, and to reflect his current title of Chairman of the Board, President and Chief Executive Officer of the Company.

Restricted Stock Unit Agreement

Mr. Lowe’s restricted stock unit agreement was revised to impose a six-month delay on settlement of the units following his separation from service, as required by Section 409A, and to conform to the terms of the Employee Matters Agreement by and between the Company and The E. W. Scripps Company.

The foregoing description of the amendments is only a summary. The full text of the amendments will be filed as exhibits to the Company’s next Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Joseph G. NeCastro
Joseph G. NeCastro
Executive Vice President and Chief Financial Officer

Date: December 12, 2008